CERTIFICATE OF AMENDMENT TO

                        THE ARTICLES OF INCORPORATION OF

                           LARSON DAVIS INCORPORATED

                     (CHANGED HEREIN TO SENSAR CORPORATION)


     The following Certificate of Amendment to the articles of incorporation of the above-named corporation is adopted pursuant to the provisions of NRS 78.385 and 78.390. We, the undersigned, as president and secretary of Larson Davis Incorporated (changed herein to Sensar Corporation) (the "Company"), do hereby certify:

     That the board of directors of the Company duly adopted on February 3, 1998, in accordance with the provisions of NRS 78.315, a resolution to amend the articles of incorporation as follows:

     ARTICLE I shall be amended to read as follows:

                                   ARTICLE I

                              NAME OF CORPORATION

            The name of the Corporation shall be:

                               Sensar Corporation

     On the authorization and recommendation of the board of directors, the foregoing resolution was submitted to a vote at a special meeting of the shareholders of the Company duly noticed and held March 18, 1999. The aggregate voting power of the shares of common stock of the Company and the shares of 1998 Series A Preferred Stock of the Company, which vote as a single class outstanding on the record date and entitled to vote on the foregoing resolution was 13,929,034; the resolution to amend the articles of incorporation of the Company as set forth above, were approved in accordance with NRS 78.325 of 7,815,577.5 votes for, 77,666 votes against, and 454,950 votes abstaining. No other class of stock of the Company is outstanding or entitled to vote thereon.

     DATED this 31st day of March, 1999.

                                          LARSON DAVIS INCORPORATED


                                          By   /s/ Andrew C. Bebbington
                                            Andrew C. Bebbington, President


                                          By   /s/ Nathan H. West
                                            Nathan H. West, Secretary



STATE OF UTAH           )
                        :ss
COUNTY OF SALT LAKE     )

     On March 31, 1999, before me, the undersigned, a notary public in and for the above county and state, personally appeared Andrew C. Bebbington and Nathan
H. West, who being by me duly sworn, did state, each for themselves, that he, Andrew C. Bebbington is the president, and that he, Nathan H. West is the secretary, of LarsonoDavis Incorporated, a Nevada corporation, and that the foregoing Certificate of Amendment to the Articles of Incorporation of LarsonoDavis Incorporated (changed herein to Sensar Corporation) was signed on behalf of such corporation by authority of a resolution of its board of directors, and that the statements contained therein are true.

                                          WITNESS MY HAND AND OFFICIAL SEAL


                                          /s/ Paula J. Chapman
                                          Notary Public